Exhibit 16.1

Jaspers + Hall, PC
9175 E. Kenyon Ave, Suite 100
Denver, Colorado 80237
Telephone (303) 773-3391
Fax: (303) 773-3361

December 4, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Kings Road Entertainment, Inc. (the “Company”) pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about December 4, 2008 (copy attached). We agree with the statements concerning our firm contained in the fist sentence of the first paragraph and the third and fourth paragraphs under Item 4.01(a) of such Form 8-K. We have no basis to agree or disagree with the Company’s other comments in the Form 8-K.

Very truly yours,

/s/ Jaspers + Hall, PC
Jaspers + Hall, PC